Exhibit 10.28

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of November 25, 2013 and is entered into by and between CELSION CORPORATION, a Delaware corporation (“Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A.     Borrower has requested Lender to make available to Borrower term loans (each a “Term Loan Advance” and collectively, the “Term Loan Advances”) in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000) (the “Maximum Term Loan Amount”); and

B.     Lender is willing to make the Term Loan Advances on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1.     DEFINITIONS AND RULES OF CONSTRUCTION

1.1     Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means January 2, 2015.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower” has the meaning given to it in the preamble to this Agreement.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are required by law or other governmental action to close.

“Cash” means all cash and liquid funds.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding voting shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than forty-nine percent (49%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity (other than by the sale of Borrower’s equity securities in a public or registered offering or a private placement of public equity).

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collaboration Transaction” means any transaction in the ordinary course of business pursuant to which Borrower or any of Borrower’s Subsidiaries (a) provides an exclusive or non-exclusive license or exclusive or non-exclusive sublicense of its Intellectual Property (in any case not constituting a transfer of title or ownership in such Intellectual Property), (b) with respect to its Intellectual Property, provides a right of reference to regulatory filings and applications with governmental health authorities, and/or (c) provides customary rights to use Borrower’s pre-clinical and clinical data, in the case of each of (a), (b) and (c) to one or more third parties in connection with the research, clinical development, regulation, manufacturing, commercialization and/or marketing of one or more of Borrower’s or any of Borrower’s Subsidiary’s drugs or drug candidates, in each case that could not result in a legal transfer of title of the property.

“Collateral” means the property described in Section 3.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other similar obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Draw Period” means the period commencing upon the first Business Day following the Closing Date and ending on the earlier to occur of (i) June 30, 2014 (which date may be extended by Lender in its sole discretion), and (ii) an Event of Default that has occurred and is continuing.

“End of Term Charge” is defined in Section 2.5.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Accounts” are Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees, and identified to Lender by Borrower as such; provided that, at no time shall Borrower or any Subsidiary maintain in any such Deposit Accounts an amount in excess of the equivalent of two (2) payroll periods of Borrower.

“Facility Charge” means one percent (1.0%) of the Maximum Term Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Hisun Agreement” is that certain Technology Development Agreement among Borrower, Zhejian Hisun Pharmaceutical Co. Ltd. and Hisun Pharmaceutical USA Inc., dated as of May 7, 2012, as in effect on the Closing Date.

“Hisun Consulting Fees” are the fees due Zhejiang Hisun Pharmaceutical Co. Ltd. and Hisun Pharmaceutical USA Inc. under Section 2.2.3 of the Hisun Agreement.

“Indebtedness” means any of (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within one hundred twenty (120) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of any of the foregoing and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests in or to Intellectual Property.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower, taken as a whole; or (ii) the ability of Borrower, taken as a whole, to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral, taken as a whole, or Lender’s Liens on the Collateral, taken as a whole, or the priority of such Liens.

“Maximum Term Loan Amount” shall have the meaning assigned to such term in Recital A of this Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Note(s)” means a promissory note or promissory notes to evidence Lender’s Loans.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Acquisition” means any acquisition by Borrower, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the equity interests of, or a business line or unit or a division of, any Person; provided, that, in each case, Lender has provided its prior written consent to such acquisition in its sole and absolute discretion.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness for fixed or capital assets, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed at any time the lesser of (A) $1,250,000 or (B) the lower of the cost or fair market value of the property so acquired or constructed or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding; (viii) Indebtedness of Borrower or any Subsidiary thereof consisting of interest rate, currency or commodity swap agreements, interest rate cap agreements, interest rate collar agreements, and other agreements or arrangements designed to protect against fluctuation in interest rates, currency exchange rates or commodity prices and not for speculative purposes; (ix) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business; (x) Indebtedness arising from the honoring or dishonoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; (xi) Collaboration Transactions, to the extent involving the incurrence of Indebtedness, provided that such Indebtedness is unsecured and that the aggregate amount of such Indebtedness shall not exceed Two Million Dollars ($2,000,000.00) at any time; (xii) Indebtedness of a Subsidiary acquired after the Closing Date or of an entity merged into or consolidated with Borrower or any Subsidiary of Borrower acquired after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, in each case, solely in connection with a Permitted Acquisition, (xiii) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business; (xiv) Indebtedness of Borrower to any Subsidiary of Borrower, and Indebtedness of any Subsidiary to Borrower, provided in each case that any such Subsidiary is a co-borrower or secured Guarantor hereunder; (xv) unsecured Indebtedness under the Hisun Agreement, other than the Hisun Consulting Fees (which Hisun Consulting Fees may not be paid prior to the termination of this Agreement without the prior written consent of Lender); (xvi) unsecured Indebtedness incurred with respect to financing insurance premiums; provided that the aggregate outstanding principal balance of such Indebtedness shall not exceed $500,000 at any time; (xvii) other Indebtedness in an amount not to exceed $100,000 at any time outstanding, and (xviii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (except by the amount of any reasonable fees and expenses in connection with such extension, refinancing or renewal that are not disguised as additional principal) or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) Cash, (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (c) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (d) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (e) money market accounts and (f) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Lender, it being understood that the investment policy delivered to Lender on or around November 19, 2013 has been approved by Lender by virtue of Lender’s execution of this Agreement; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted as consideration in connection with Permitted Transfers and Investments in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of (a) loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers and directors of Borrower relating to the purchase of capital stock of Borrower pursuant to an employee stock purchase or incentive plan or other similar agreement approved by Borrower’s Board of Directors (or its delegate) and (b) the retaining of any of its capital stock by Borrower, or the reacquisition of any such stock by Borrower from an employee, officer or director of Borrower, in each case as full or partial payment in connection with any award under an employee stock purchase or incentive plan or other similar agreement approved by Borrower’s Board of Directors (or its delegate), or to satisfy the tax withholding obligations related to any such award; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments consisting of employee relocation loans or guarantees of such loans granted by a third party, in each case in the ordinary course of business, not to exceed at any time $250,000 in aggregate outstanding principal amount; (x) Investments pursuant to interest rate, currency or commodity swap agreements, interest rate cap agreements, interest rate collar agreements, and other agreements or arrangements designed to protect against fluctuation in interest rates, currency exchange rates or commodity prices and not for speculative purposes; (xi) Investments consisting of the merger or consolidation of a Subsidiary of Borrower into another Subsidiary of Borrower or into Borrower; (xii) Collaboration Transactions, to the extent constituting Investments; (xiii) Investments consisting of Permitted Acquisitions; (xiv) Investments consisting of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (xv) Investments consisting of Deposit Accounts and accounts holding Investment Property, in each case (other than with respect to Excluded Accounts) in which Lender has a first priority perfected security interest pursuant to a Control Agreement; (xvi) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (xvii) Investments in subsidiaries organized outside of the United States approved in advance in writing by Lender; (xviii) Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; and (xix) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Licenses” are licenses (under which Borrower is the licensee) of over-the-counter software that is commercially available to the public.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required or which is being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens securing Indebtedness permitted under clause (iii) of the definition of “Permitted Indebtedness”, provided that (a) such Liens exist prior to the acquisition of, or attach substantially simultaneously with (or within twenty (20) days after) the acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (b) such Liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs financed by such Indebtedness; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance policies and proceeds thereof (including, unearned premiums, returned premiums, dividend payments and loss payments) securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) Liens consisting of Licenses granted in connection with Collaboration Transactions permitted hereunder; (xvi) Liens securing Indebtedness permitted in clause (xii) of the definition of “Permitted Indebtedness” pursuant to a subordination agreement in form and substance acceptable to Lender in its sole and absolute discretion; (xvii) Liens that are contractual rights of set off (a) relating to the establishment of depository relations with banks, (b) relating to pooled deposit or sweep accounts of Borrower or any Subsidiary of Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Borrower or any such Subsidiary or (c) relating to purchase orders and other similar agreements entered into with customers of Borrower or any Subsidiary of Borrower in the ordinary course of business; (xviii) Liens of financial institutions (solely in their capacity as such) on Borrower’s Deposit Accounts arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights; (xix) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided any such Lien is limited to the insurance proceeds and secures liability in the aggregate amount not to exceed $100,000; (xx) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business in accordance with the past practices; (xxi) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; in each case, arising in the ordinary course of business; (xxii) Liens consisting of Permitted Licenses, (xxiii) other Liens securing obligations in an aggregate principal amount not to exceed $100,000 at any time outstanding; and (xxiv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xxiii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) cash payments to trade creditors, and sales of Inventory, in each case in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) Transfers consisting of Permitted Investments and Permitted Liens, (v) Transfers in connection with Permitted Acquisitions, (vi) sales, leases or other dispositions of Inventory of Borrower and its Subsidiaries determined by the management of Borrower to be no longer useful or necessary in the operation of the business of Borrower or any of its Subsidiaries for fair market value, (vii) Collaboration Transactions to the extent constituting Transfers, and (viii) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.

“Prime Rate” means the “prime rate” as reported in The Wall Street Journal, and if not reported, then the prime rate most recently reported in The Wall Street Journal.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising hereunder or thereunder.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsequent Financing” means any sale and issuance by Borrower on or after the date hereof and prior to expiration or earlier termination of this Agreement, in a single transaction or series of related transactions not registered under the Securities Act of 1933, as amended, of shares of its preferred stock, common stock or other equity security, or of any instrument exercisable for or convertible into or otherwise representing the right to acquire shares of Borrower preferred stock, common stock or other equity security, to one or more investors for cash for financing purposes (including, without limitation, any so-called PIPE transaction), which offering by Borrower is broadly marketed to multiple investors, resulting in aggregate proceeds to Borrower of at least $20,000,000.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan Advance” and “Term Loan Advances” are each defined in Recital A of this Agreement.

“Term Loan Interest Rate” means for any day, a floating per annum rate equal to the greater of either (i) eleven and one-quarter of one percent (11.25%), or (ii) the sum of (A) eleven and one-quarter of one percent (11.25%), plus (B) the Prime Rate minus three and one-quarter of one percent (3.25%). The Term Loan Interest Rate will change from time to time on the day the Prime Rate changes, if applicable.

“Term Loan Maturity Date” means June 1, 2017.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Transfer” means, with respect to any property or asset, to voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in such property or asset.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the warrant entered into in connection with the Loan.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2.     THE LOAN

2.1     Term Loan.

(a)     Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, an initial Term Loan Advance in the amount of Five Million Dollars ($5,000,000) on the Closing Date. Subject to the terms and conditions of this Agreement, during the Draw Period, Borrower may request, but, notwithstanding any provision of this Agreement, Lender shall have no obligation to make (and any such advance will be made only in Lender’s sole discretion), up to three (3) additional Term Loan Advances in an aggregate amount of up to Fifteen Million Dollars ($15,000,000) in minimum increments of Five Million Dollars ($5,000,000). The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount. Proceeds of any Advance shall be deposited into an account that is subject to a perfected security interest in favor of Lender perfected by a control agreement.

(b)     Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver to Lender an Advance Request (at least thirty (30) days before the Advance Date (or such shorter time period as Lender may in its sole discretion agree to in writing), or, with respect to the initial Term Loan Advance only, at least two (2) Business Days before the Advance Date (or such shorter time period as Lender may in its sole discretion agree to in writing)). Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)     Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time, if applicable.

(d)     Payment. Borrower will pay interest on each Term Loan Advance on the first (1st) Business Day of each month, beginning the month after the Advance Date. Commencing on the Amortization Date, and continuing on the first (1st) Business Day of each month thereafter, Borrower shall repay the aggregate principal balance of Term Loan Advances that are outstanding on the Amortization Date in equal monthly installments of principal and interest (mortgage style) based upon an amortization schedule equal to thirty (30) consecutive months. The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, and all other Secured Obligations then outstanding with respect to the Term Loan Advances, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Loan Advance. Once repaid, a Term Loan Advance or any portion thereof may not be reborrowed.

2.2     Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal of the Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3     Default Interest. In the event any payment is not paid on the scheduled payment date (after giving effect to any applicable cure periods therefor), an amount equal to three percent (3%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, at Lender’s election all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c).

2.4     Prepayment. At its option upon at least seven (7) Business Days prior notice to Lender, Borrower may prepay all, or any portion, of the outstanding Advances by paying the entire principal balance or a portion thereof, all accrued and unpaid interest on the portion prepaid, all unpaid Lender’s fees and expenses accrued to the date of the repayment (including the End of Term Charge), together with a prepayment charge on the portion prepaid equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, three percent (3%); after twelve (12) months but prior to twenty four (24) months, two percent (2%); and after twenty four (24) months but prior to the Term Loan Maturity Date, one percent (1%) (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Upon the occurrence of a Change in Control, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid Lender’s fees and expenses accrued to the date of the repayment (including the End of Term Charge) together with any applicable Prepayment Charge.

2.5     End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations in full, or (iii) the date that the Secured Obligations become due and payable in full, Borrower shall pay Lender a charge equal to three and one-half of one percent (3.50%) of the aggregate original principal amount of all Term Loan Advances made by Lender (the “End of Term Charge”). Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.6     Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

SECTION 3.     SECURITY INTEREST

3.1     As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (except as noted below); (e) Inventory; (f) Investment Property (except as noted below); (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event shall the Collateral include, and Borrower shall not be deemed to have granted a security interest in: (i) Intellectual Property; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”); (ii) more than sixty-five percent (65%) of the issued and outstanding voting capital stock of any Subsidiary of Borrower that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof; or (iii) any of the Borrower’s rights or interests in or under, any license, contract, permit, instrument, security or franchise to which the Borrower is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, instrument, security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, instrument, security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the United States Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and the Borrower shall be deemed to have granted a security interest in, all the rights and interests described in the foregoing clause (iii) as if such provision had never been in effect. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

SECTION 4.     CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make the Term Loan Advances hereunder is subject to Section 2.1(a) and the satisfaction by Borrower of the following conditions:

4.1     Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a)     executed copies of the Loan Documents, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b)     certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c)     certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d)     a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)     a payoff letter from (i) Horizon Funding Trust 2013-1, and (ii) Oxford Finance LLC;

(f)     evidence that (i) the Liens securing Indebtedness owed by Borrower to Horizon Funding Trust 2013-1 and Oxford Finance LLC will be terminated concurrently with the initial Term Loan Advance and (ii) the documents and/or filings evidencing such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with (or, in the case of the Account Control Agreement with UBS Financial Services Inc. (the “UBS Account Control Agreement”), immediately following) the initial Term Loan Advance, be terminated;

(g)     payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and

(h)     such other documents as Lender may reasonably request.

4.2     All Advances. On each Advance Date:

(a)     Lender shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), duly executed by Borrower’s Chief Executive Officer, Chief Financial Officer, President, Chief Accounting Officer or any other duly authorized officer of Borrower, and (ii) any other documents Lender may reasonably request.

(b)     The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)     Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)     Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3     No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that constitutes (or would, with the passage of time, the giving of notice, or both, constitute) an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5.     REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1     Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualification, except where the failure to be qualified could not reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Schedule 5.1, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2     Collateral. Subject to Section 4.1(f), Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3     Consents. Borrower’s execution, delivery and performance of the Notes (if any), this Agreement and all other Loan Documents to which it is a party, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action or other organizational action, as applicable, of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant on behalf of Borrower are duly authorized to do so.

Without limiting the generality of the foregoing, (a) Borrower’s execution, delivery and performance of the Notes (if any), this Agreement and all other Loan Documents to which it is a party, and Borrower’s execution of the Warrant, do not and will not require the separate vote or consent of, or waiver by, any class or series of Borrower’s capital stock, and (b) as of the Closing Date, there are no shares of 8% Series A Redeemable Convertible Preferred Stock of Borrower issued and outstanding, and no shares of 8% Series A Redeemable Convertible Preferred Stock shall be issued or outstanding under that certain Certificate of Designation for 8% Series A Redeemable Convertible Preferred Stock filed by Borrower with the Delaware Secretary of State on January 14, 2011 at any time after the Closing Date, accordingly, the restrictions set forth in Section 13 of that certain Certificate of Designation for 8% Series A Redeemable Convertible Preferred Stock filed by Borrower with the Delaware Secretary of State on January 14, 2011 are now, and hereafter shall be, without force or effect.

5.4     Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5     Actions Before Governmental Authorities. Except as described on Schedule 5.5 (which may be updated from time to time, provided that any new information or disclosure shall not be deemed to be included in such schedule unless consented to by Lender in writing pursuant to the terms and conditions hereof), there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property which, if adversely determined against Borrower or its property, would reasonably be expected to result in liability in excess of $250,000.

5.6     Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any material respect under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7     Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto, when taken together with all such information, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made (it being recognized by Lender that financial or business projections and other forward looking information provided in good faith and based on the then most current data and information available to Borrower are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results). Additionally, any and all financial or business projections provided by Borrower to Lender shall be provided in good faith and based on the then most current data and information available to Borrower, it being recognized by Lender that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.8     Tax Matters. Except as described on Schedule 5.8 (which may be updated from time to time, provided that any new information or disclosure shall not be deemed to be included in such schedule unless consented to by Lender in writing pursuant to the terms and conditions hereof), (a) Borrower has filed all federal, state and material local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9     Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9A (which may be updated from time to time, provided that any new information or disclosure shall not be deemed to be included in such schedule unless consented to by Lender in writing pursuant to the terms and conditions hereof), (i) to the knowledge of Borrower, each of the material issued or registered Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property owned by Borrower has been judged invalid or unenforceable, in whole or in part, other than a rejection by the United States Patent and Trademark Office or any corresponding foreign office or agency with respect to applications for any Patents or Trademarks where such rejection would not have a material adverse effect on Borrower’s business, and (iii) no written claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party which claim, if adversely determined against Borrower, would reasonably be expected to result in liability in excess of $250,000. Schedule 5.9B is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses intellectual property from third parties (other than shrink-wrap software licenses and other licenses for over-the-counter software), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10     Intellectual Property. Except as described on Schedule 5.10 (which may be updated from time to time, provided that any new information or disclosure shall not be deemed to be included in such schedule unless consented to by Lender in writing pursuant to the terms and conditions hereof), Borrower has, or in the case of any proposed business, to the knowledge of Borrower will have, all material rights with respect to the Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign the Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and, to the knowledge of Borrower, Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11     Borrower Products. Except as described on Schedule 5.11 (which may be updated from time to time, provided that any new information or disclosure shall not be deemed to be included in such schedule unless consented to by Lender in writing pursuant to the terms and conditions hereof), no Intellectual Property owned by Borrower or Borrower Product is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (except for any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency, in each case involving a pending application for any Patents, Trademarks or Copyrights) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that may materially affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any of the Intellectual Property purportedly owned by Borrower (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto, which, if adversely determined against Borrower or its property, would reasonably be expected to result in liability in excess of $250,000, nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To the knowledge of Borrower, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the intellectual property or other rights of others.

5.12     Financial Accounts. Schedule 5.12, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13     Employee Loans. Except as set forth in Schedule 5.13 (which may be updated from time to time, provided that any new information or disclosure shall not be deemed to be included in such schedule unless consented to by Lender in writing pursuant to the terms and conditions hereof), Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14     Capitalization and Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6.     INSURANCE; INDEMNIFICATION

6.1     Coverage. Borrower shall cause to be carried and maintained insurance, including directors’ and officers’ insurance and commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business and in amounts standard for companies in Borrower’s industry and location. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2     Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide that the insurer shall endeavor to provide a minimum of thirty (30) days advance written notice to Lender of cancellation. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3     Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims, costs, expenses, damages and liabilities resulting from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7.     COVENANTS OF BORROWER

Borrower agrees as follows:

7.1     Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)     as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer, Chief Financial Officer, President or Chief Accounting Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end and quarter-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)     as soon as practicable (and in any event within 45 days) after the end of each fiscal quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer, Chief Financial Officer, President or Chief Accounting Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)     as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, together with an unqualified opinion on the financial statements by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender (it being agreed that Stegman & Company is acceptable to Lender), accompanied by any management report from such accountants;

(d)     as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)     promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its capital stock and copies of all regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange (including, without limitation, the NASDAQ exchange); and

(f)     annual financial and business projections, promptly following their approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Lender or generally provided to security holders.

Borrower shall not make any change in its (a) accounting policies or reporting practices (except as required under GAAP), or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to BJadot@HTGC.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to BJadot@HTGC.com and BBang@HTGC.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms of this Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which both of the following occur (a) Borrower posts such document, or provides a working link thereto, on Borrower’s website on the internet (at Borrower’s website address) or files such documents with the SEC provided they are publicly available on the SEC’s website and (b) Borrower provides an email to Lender confirming the circumstances in clause (a) and Lender acknowledges receipt of such email.

7.2     Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, subject to the confidentiality provisions in this Agreement, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies. Information provided or to be provided to Lender or its representatives pursuant to this Section 7.2 is subject to the confidentiality provisions contained in this Agreement.

7.3     Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority (subject to Permitted Liens) to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Except as otherwise explicitly set forth herein, Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4     Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.5     Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens (other than Permitted Liens) thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Lender not to encumber its property.

7.6     Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7     Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than (i) pursuant to employee, director or consultant repurchase or stock option plans or employee restricted stock agreements, stockholder rights plans or other similar agreements, provided that all such repurchases and redemptions do not exceed $100,000 per fiscal year in the aggregate, (ii) noncash repurchases of equity interests of Borrower deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options or (iii) the retaining of any of its capital stock by Borrower, or the reacquisition of any such stock by Borrower from any employee, officer or director of Borrower, in each case as full or partial payment in connection with any award under an employee stock purchase or incentive plan or other similar agreement approved by Borrower’s board of directors (or its delegate) or to satisfy the tax withholding obligations related to any such award, provided that all such reacquisitions do not exceed $100,000 per fiscal year in the aggregate, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (i) a Subsidiary may pay dividends or make distributions to Borrower and (ii) Borrower may make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of equity interests of Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party, except for transactions permitted under clauses (vii) and (ix) of the definition of “Permitted Investments”, or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8     Transfers. Except for Permitted Transfers, Borrower shall not Transfer any material portion of its assets.

7.9     Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than Permitted Acquisitions).

7.10     Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other similar charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11     Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without fifteen (15) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of tangible Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Schedule 5.1 to another location described on Schedule 5.1) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) with respect to Collateral with a fair market value in excess of $150,000 individually or in the aggregate, if such relocation is to a third party bailee, it has used commercially reasonable efforts to deliver a bailee agreement in form and substance reasonably acceptable to Lender.

7.12     Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts (other than Excluded Accounts), or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement (provided that the UBS Account Control Agreement may be delivered within 5 Business Days of the Closing Date).

7.13     Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation (or such later date as Lender may agree in writing in its sole discretion), at the election of Lender, shall cause any such Subsidiary organized under the laws of any State within the United States to execute and deliver to Lender a Joinder Agreement and such other documents as shall be reasonably requested by Lender.

SECTION 8.     RIGHT TO INVEST

8.1     Hercules Technology Growth Capital, Inc. or its assignee or nominee (which assignee or nominee shall be an affiliate of Lender) shall have the right, in its discretion, to participate in any one or more Subsequent Financings in an aggregate amount, for all such Subsequent Financings in which Lender and/or its assignee(s) or nominee(s) participate, of up to One Million Dollars ($1,000,000), on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing; provided, that Lender shall be afforded the same notice period as other investors participating in such Subsequent Financing; provided further that, in the event of any Subsequent Financing (a) that is a private placement under Section 4(2) of the Securities Act of 1933, as amended (or otherwise exempt from the registration requirements of such act), (b) that has an initial closing prior to the Lender receiving five Business Days’ advance written notice to accept or decline to participate in such Subsequent Financing, and (c) in which Lender’s participation or potential participation would not cause stockholder consent of the Borrower to be required under applicable NASDAQ rules, which consent would not be required but for Lender’s participation or potential participation, then the Company shall allow the Lender to participate in an additional closing of the Subsequent Financing within 30 days of, and otherwise on the same, terms, conditions and pricing in, the initial closing but no less than five (5) Business Days after Lender has been provided advance written notice to accept or decline to participate in such Subsequent Financing.

SECTION 9.     EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1     Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date (or within three (3) days of the due date, provided that such late payment is due to an administrative error in connection with the ACH Authorization); or

9.2     Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.9) such default continues for more than ten (10) Business Days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.9, the occurrence of such default; or

9.3     Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4     Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between Borrower and Lender and such default continues for more than ten (10) Business Days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5     Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made; or

9.6     Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted (provided that the normal conduct of business shall include the business conducted by Borrower as of the date hereof and reasonable extensions thereof and businesses ancillary or complimentary thereto), or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7     Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000 (not covered by independent third party insurance as to which liability has been accepted by such insurance carrier), which judgment or judgments is/are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.8     Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $150,000 which enables or permits the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, whether or not exercised, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.     REMEDIES

10.1     General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2     Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3     No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4     Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11.     MISCELLANEOUS

11.1     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2     Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Mr. Bryan Jadot
400 Hamilton Avenue, Suite 310
Palo Alto, California 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

If to Borrower:	CELSION CORPORATION Attention: Jeffrey Church 997 Lenox Drive, Suite 100 Lawrenceville, New Jersey 08648 Facsimile: (609) 896-2000 Telephone: (609) 896-9100

With a copy to:	O’Melveny & Myers LLP Attention: Sam Zucker 2765 Sand Hill Road Menlo Park, CA 94025 Facsimile: (650) 473-2601 Telephone: (650) 473-2638

or to such other address as each party may designate for itself by like notice.

11.3     Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated October 3, 2013). None of the terms of this Agreement or any of the other Loan Documents may be amended except by an instrument executed by Borrower and Lender.

11.4     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5     No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6     Survival. Except as provided below, all agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement. Notwithstanding anything in this Section 11.6 to the contrary, all covenants contained in this Agreement other than those which expressly survive termination of this Agreement by their terms and Sections 6.3 and 11.12, shall terminate upon the payment in full of the Secured Obligations.

11.7     Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, Lender shall not assign its interest in the Loan Documents to a direct competitor of Borrower.

11.8     Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents (other than as expressly set forth in any other Loan Document) shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9     Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10     Mutual Waiver of Jury Trial / Judicial Reference.

(a)     Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)     If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)     In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11     Professional Fees. Borrower promises to pay Lender’s documented fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC and other lien searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12     Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral, or otherwise pursuant to Section 7.2 hereof, shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to such disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13     Assignment of Rights. Borrower acknowledges and understands that (subject to the last sentence of Section 11.7) Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14     Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15     Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16     No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17     Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials. (a)      Borrower consents to the publication and use by Lender and any of its member businesses and affiliates of (i) Borrower's name (including a brief description of the relationship between Borrower and Lender) and logo and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of Borrower in the Lender Publicity Materials; and (iii) Borrower’s name, trademarks or servicemarks in any news release concerning Lender.

(b)     Neither Borrower nor any of its member businesses and affiliates shall, without Lender’s consent, publicize or use (i) Lender's name (including a brief description of the relationship between Borrower and Lender), logo or hyperlink to Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of Lender in the Borrower Publicity Materials; and (iii) Lender’s name, trademarks, servicemarks in any news release concerning Borrower; provided that notwithstanding anything in the foregoing to the contrary, Borrower may use Lender’s name and describe the transactions contemplated by Loan Documents in the Borrower’s filings with the Securities and Exchange Commission (the “SEC”) and may file such Loan Documents with the SEC.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

CELSION CORPORATION

Signature:     /s/ Michael H. Tardugno

Print Name:   Michael H. Tardugno

Title:              President and Chief Executive Officer

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:         /s/ Ben Bang

Name:    Ben Bang

Its:         Senior Counsel